EXHIBIT 10.31 – INDEPENDENT BOARD MEMBER AGREEMENT – BREEN, BUSSANDRI, PORTER

ADHEREX TECHNOLOGIES INC.
INDEPENDENT DIRECTOR AGREEMENT

This Agreement is entered into as of May 3, 2010, by and between Adherex Technologies Inc. (the “Company”) and _____ (“Director”).  The parties agree as follows:

1.           Services.  Director agrees to act as a member of the Company’s Board of Directors in accordance with the Canada Business Corporations Act and the other terms and conditions set forth herein (the “Services”).

2.           Compensation.  Upon execution of this Agreement and conditioned upon the approval of Adherex’s shareholders, as required by applicable law and regulations, and upon satisfaction of any other regulatory requirements, Adherex will grant Director an option (the “Equity Grant”) to purchase  that number of Adherex common shares that equals 1.33% of Adherex’s common estimated by the Company to be outstanding (the “Company’s estimated shares outstanding”) upon completion of the proposed rights offering announced by the Company on April 20, 2010 (the “Rights Offering”). These options will be immediately vested and shall otherwise be subject to the terms and conditions of Adherex’s stock option plan, as amended.  Director shall be entitled to receive further stock options as may be determined by the board in its discretion. For the avoidance of doubt, the Company’s estimated shares outstanding shall be the same amount used in to calculate the proposed option grants to employees’ Andrade, Raykov and Spector.  Director shall not be paid any cash consideration for the Services performed hereunder.

3.           Expenses.  Company shall reimburse Director for reasonable travel and related expenses incurred in the course of attending board meetings. Company will make payments for such reasonable expenses within thirty (30) days after receipt of Director’s invoice therefor.

4.           Confidentiality.  Director shall maintain in confidence and not publish or otherwise disclose to third parties or use for any purpose other than providing the Services hereunder any confidential information of Company, unless otherwise approved in writing by Company.   Director agrees not to improperly disclose to or use on behalf of Company any proprietary information or trade secret of any third party to whom Director has a duty to keep such information in confidence and not bring onto the premises of Company any unpublished document or proprietary information belonging to such third party.

5.           No Conflict.  Director represents that Director’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Director may have to any other person or entity (such as a present of former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of invention and assignment of inventions, ideas, patents or copyrights, and Director agrees that Director will not do anything in the performance of Services hereunder that would violate any such duty.

6.           Legal Relationship. Director shall not be an employee of Company or any of its affiliates, or entitled to participate in any employee benefit plan of Company or receive any benefit available to employees of Company, including insurance, worker’s compensation, retirement and vacation benefits.  Director shall not have any authority to and shall not make any representation or promise to enter into any agreement on behalf of Company, unless authorized to do so by the board of directors.

7.           Term and Termination.  The term of this Agreement shall be until the next annual meeting of the shareholders’ of the Company and may renew on an annual basis upon the shareholders’ re-election of the Director as a director of the Company.  The provisions of Sections 4, 5, 6, 7 and 8 shall survive expiration or termination of this Agreement for any reason.

8.           Indemnification.  As a member of the Company’s Board of Directors, you will be entitled to indemnification from lawsuits in accordance with the Company’s bylaws and you will have coverage under the existing directors & officers insurance policy on the same terms as other Directors.

9.           Miscellaneous.  This Agreement shall be governed by the laws of the Province of Ontario, without reference to its conflicts of laws provisions.  This Agreement may be amended or modified only in writing signed by both parties.  If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.  Each of the parties hereto from time to time at the request and expense of any other party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other party may require to more effectively complete any matter provided for herein. Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted to the parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.  The rights and benefits of the Company under this Agreement and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company's successors and assigns but shall not otherwise be transferable by the Company to any one or more other persons.  The rights and obligations of the Director under this Agreement shall not be assigned.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DIRECTOR:	ADHEREX TECHNOLOGIES INC.

By:
Print Name:	Name:
Address:	Title: